UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 31, 2007

Affiliated Computer Services, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12665	51-0310342
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2828 North Haskell Avenue, Dallas, Texas		75204
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(214) 841-6111

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.06 Material Impairments.

In November 2003, Affiliated Computer Services, Inc. (the "Company") was awarded a contract (the "CSB Contract") by the Department of Education (the "Department") in connection with the Department’s "Common Services for Borrowers" initiative ("CSB"). Under the CSB Contract the Company provides comprehensive loan servicing, consolidation loan processing, debt collection services on delinquent accounts, IT infrastructure operations and support, maintenance and development of information systems, and portfolio management services for the Department’s Direct Student Loan program. The Company also develops software for use in delivering these services.

The Company previously announced that a change was being considered in the model for development of software under the CSB Contract. The Company has now concluded discussions with the Department and has agreed to cease development of certain software contemplated under the CSB Contract. As a result of the decision to cease development, the Company will record a non-cash impairment charge of approximately $76 million (approximately $48 million net of income tax) related to in-process capitalized development costs. This charge will be recorded in the fourth quarter of fiscal year 2007 ending June 30, 2007.

The Company continues to provide comprehensive loan servicing, consolidation loan processing, debt collection services on delinquent accounts, IT infrastructure operations and support, maintenance and enhancement of information systems, and portfolio management services under the CSB Contract.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Affiliated Computer Services, Inc.

June 1, 2007	By:	John H. Rexford

Name: John H. Rexford
Title: Executive Vice President and Chief Financial Officer